UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2007

KNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32647	58-2424258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 O. G. Skinner Drive, West Point, Georgia 31833

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (706) 645-8553

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On November 2, 2007, Knology, Inc. entered into a Share Purchase Agreement (the “Purchase Agreement”) by and among Knology, Knology of Alabama, Inc., a wholly-owned subsidiary of Knology, Graceba Total Communications, Inc., and C. Christopher Dupree (“Shareholder”), the sole shareholder of Graceba. Pursuant to the terms of the Purchase Agreement, Knology of Alabama will purchase all the outstanding securities of Graceba from Shareholder, and Graceba will become a wholly-owned subsidiary of Knology of Alabama. The Purchase Agreement has been approved by the Boards of Directors of Knology, Knology of Alabama and Graceba. Graceba, headquartered in Dothan, Alabama, provides digital cable television, local and long distance telephone service and Internet access.

Under the terms of the Purchase Agreement, Knology will pay aggregate cash consideration of $75,000,000 to Shareholder in exchange for all the securities of Graceba, subject to certain purchase price adjustments. The Purchase Agreement also provides that $3 million of the purchase price will be placed into an escrow account to settle any shortfall in Graceba’s net working capital and to settle certain claims for indemnification for which Shareholder has agreed to indemnify Knology.

The Purchase Agreement contains customary representations, warranties and covenants by each of the parties. Completion of the acquisition is subject to a number of conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, consent of local cable franchise authorities, receipt by Knology of the financing needed to complete the acquisition and satisfaction of certain other conditions. Both Knology and Shareholder have the right to terminate the Purchase Agreement under certain circumstances, including if the closing has not occurred by March 1, 2008.

Knology intends to finance a significant portion of the acquisition with the proceeds of an incremental term loan pursuant to Knology’s existing Amended and Restated Credit Agreement, dated March 14, 2007. Pursuant to the terms of the Credit Agreement, certain lenders have committed to provide Knology with the incremental term loan in the aggregate principal amount of $59,000,000. The incremental term loan will rank on a pari passu basis with Knology’s existing term loan and will have the same maturity date and amortization schedule as the existing term loan.

Item 2.02. Results of Operations and Financial Condition.

On November 7, 2007, Knology issued a press release announcing its 2007 third quarter results. In the attached press release, we use the non-GAAP financial measures EBITDA, as adjusted. EBITDA is an acronym that means earnings before interest, taxes, depreciation and amortization. EBITDA, as adjusted is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. The Company defines EBITDA, as adjusted, as earnings before interest; taxes; depreciation and amortization; non-cash stock-based compensation; expenses associated with special litigation and one time severance expense; capital markets activities; adjustment of interest rate cap to market; adjustment of warrants to market; loss on early extinguishment of debt; gain on disposal of discontinued operations; and other expenses. EBITDA, as adjusted eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating the Company’s revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted is that it does not reflect income net of interest expense, which is a significant expense of the Company because of the substantial debt it has incurred, and will continue to incur, to acquire, upgrade and build out its broadband network.

The press release attached as Exhibit 99.1 and incorporated by reference herein includes a reconciliation of EBITDA, as adjusted to net loss, the most directly comparable GAAP measure, for the three-and nine month periods ended September 30, 2007 and 2006.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOLOGY, INC.

Date: November 8, 2007	/s/ Chad S. Wachter
Chad S. Wachter General Counsel, Vice President and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated November 7, 2007.